Exhibit 2.1
EXECUTION COPY
AMENDMENT NO. 4 TO
STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 4, dated as of August 29, 2008 (this “Amendment”), to the STOCK PURCHASE AGREEMENT, dated as of February 6, 2008 (as amended, the “Purchase Agreement”), by and among MBF Healthcare Acquisition Corp., a Delaware corporation (the “Buyer”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P., (the “Sellers’ Representative”) and the other stockholders of the Company set forth on the signature pages thereto (each, together with the Sellers’ Representative, a “Seller” and collectively, the “Sellers”) is entered into by and among the Buyer, the Company and the Sellers’ Representative (on behalf of all Sellers in such capacity). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Purchase Agreement.
     Section 2.6 of the Purchase Agreement provides the Sellers’ Representative with the authority to take any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of the Purchase Agreement in accordance with Section 13.2 of the Purchase Agreement.
     Pursuant to Section 13.2 of the Purchase Agreement, the Sellers’ Representative (on behalf of all Sellers in such capacity) and the Buyer wish to amend certain provisions of the Purchase Agreement as provided herein.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendment to Article I of the Purchase Agreement. The definition of “Termination Date” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     “Termination Date” means October 31, 2008.
     2. Effect of Amendment. This Amendment shall become effective, and shall be deemed to be effective as of the date hereof. Except as otherwise expressly modified herein, the Purchase Agreement shall remain unchanged and is in full force and effect. All references in the Purchase Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement, as amended. Notwithstanding the foregoing, references to the date of the Purchase Agreement, as amended, shall in all instances remain as of February 6, 2008, and references to “the date hereof” and “the date of the Agreement” shall continue to refer to February 6, 2008.
     3. Counterparts; Execution. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment.

This Amendment shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
     4. Headings. The headings contained in this Amendment are intended solely for convenience and shall not affect the rights of the parties to this Amendment.
     5. Governing Law. This Amendment and all claims relating to this Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principals of conflict of laws thereof.
     6. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MBF HEALTHCARE ACQUISITION CORP.
By:	/s/ Jorge Rico
	Name:	Jorge Rico
Title: Senior Vice President and Chief Operating Officer

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
By:	/s/ Gordon Woodward
	Name:	Gordon Woodward
	Title:	Authorized Representative

KOHLBERG INVESTORS V, L.P. By: Kohlberg Management V, L.L.C., its general partner
By:	/s/ Gordon Woodward
	Name:	Gordon Woodward
	Title:	Authorized Representative